As filed with the Securities and Exchange Commission on February 27, 2014
Registration No. 333-161506 333-145474 333-134739 333-118473 333-107630 333-73732
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-161506
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-145474
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-134739
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-118473
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-107630
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT FILE NO. 333-73732

UNDER
THE SECURITIES ACT OF 1933
__________________

GIVEN IMAGING LTD. (Exact name of registrant as specified in its charter)
Israel (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

2 Ha’Carmel Street Yoqneam 20692 Israel (Address of Principal Executive Offices)	(011) 972-4-909-7766 (Telephone Number of Principal Executive Offices)
__________________

Given Imaging Ltd. 2009 Equity Incentive Plan
Given Imaging Ltd. 2006 Equity Incentive Plan
Given Imaging Ltd. 2003 Stock Option Plan
Given Imaging Ltd. 1998 Employee Stock Option Plan
Given Imaging Ltd. 2000 Employee Stock Option Plan

(Full Title of the Plan)

_________________

Copies of communications to:
Given Imaging, Inc. 3950 Shackleford Road, Suite 500 Duluth, Georgia 30096-1852 (Name and Address of Agent for Service)	Daniel E. Wolf, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800	Ido Warshavski, Adv. Given Imaging Ltd. 2 Ha’Carmel Street Yoqneam, 20692, Israel Tel: (011) 972-4-909-7777
(770) 662-0870 (Telephone Number, Including Area Code, of Agent For Service)
__________________

TERMINATION OF REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements of Given Imaging Ltd. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

1.
Registration Statement File Number 333-161506 pursuant to which the Registrant registered an aggregate of 1,000,000 ordinary shares, par value NIS $0.05 per share (“Ordinary Shares”) for issuance under the Given Imaging Ltd. 2009 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2009.

2.
Registration Statement File Number 333-145474 pursuant to which the Registrant registered an aggregate of 1,500,000 Ordinary Shares for issuance under the Given Imaging Ltd. 2006 Equity Incentive Plan, which was filed with the SEC on August 15, 2007.

3.
Registration Statement File Number 333-134739 pursuant to which the Registrant registered an aggregate of 2,500,000 Ordinary Shares for issuance under the Given Imaging Ltd. 2006 Equity Incentive Plan, which was filed with the SEC on June 5, 2006.

4.
Registration Statement File Number 333-118473 pursuant to which the Registrant registered an aggregate of 1,000,000 Ordinary Shares for issuance under the Given Imaging Ltd. 2003 Stock Option Plan, which was filed with the SEC on August 23, 2004.

5.
Registration Statement File Number 333-107630 pursuant to which the Registrant registered an aggregate of 1,500,000 Ordinary Shares for issuance under the Given Imaging Ltd. 2003 Stock Option Plan, which was filed with the SEC on August 4, 2003.

6.
Registration Statement File Number 333-73732  pursuant to which the Registrant registered an aggregate of 3,456,183 Ordinary Shares for issuance under the Given Imaging Ltd. 1998 Employee Stock Option Plan and the Given Imaging Ltd. 2000 Employee Stock Option Plan, which was filed with the SEC on November 20, 2001.

These Post-Effective Amendments are being filed to deregister all of the Ordinary Shares previously registered under the Registration Statements and remaining available thereunder.

On December 8, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with with Covidien Group S.a.r.l. (“Parent”), a company organized under the law of Luxembourg and a wholly-owned indirect subsidiary of Covidien plc, and Rioja Israel (2013) Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”).  On February 27, 2014, pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company in the Merger and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each Ordinary Share of the Registrant issued and outstanding immediately prior to the Merger, other than those shares held in the treasury of the Registrant or owned by Parent or any direct or indirect wholly-owned subsidiary of the Registrant or of Parent, was converted into the right to receive US$30.00 in cash, without interest and subject to applicable withholding taxes.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities that were registered but remain unsold under the Registration Statements at the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Yoqneam, Israel on this 27th day of February, 2014.

GIVEN IMAGING LTD.

By:	/s/ Nachum Shamir
Name: Nachum Shamir
Title: President and Chief Executive Officer